                                            Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2024 Fourth Quarter and Twelve Months Results
MALVERN, Pa. (February 12, 2025) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement technologies, today announced its results for its fiscal 2024 fourth quarter and twelve fiscal months ended December 31, 2024.
Fourth Quarter Highlights:
•Revenues of $72.7 million decreased 18.8% from a year ago
•Gross profit margin was 38.2%, as compared to 43.0% a year ago
•Adjusted gross profit margin* was 38.3%, as compared to 43.0% a year ago
•Operating margin was 0.3%, as compared to 13.4% reported a year ago
•Adjusted operating margin* was 0.8%, as compared to 13.6% reported a year ago
•Diluted net earnings per share were $0.06, as compared to $0.31 reported a year ago
•Adjusted diluted net earnings per share* were $0.03, as compared to $0.61 reported a year ago
•EBITDA* was $6.6 million with an EBITDA margin* of 9.1%
•Adjusted EBITDA* was $5.1 million with an adjusted EBITDA margin* of 7.0%
•Cash from operating activities was $6.7 million with adjusted free cash flow* of $4.6 million

2024 Full Year Highlights:
•Revenues of $306.5 million decreased 13.7% year-over-year
•Gross profit margin was 41.0%, as compared to 42.3% a year ago
•Adjusted gross profit margin* was 41.0%, as compared to 42.4% a year ago
•Operating margin was 5.5%, as compared to 11.8% reported last year
•Adjusted operating margin* was 6.0%, as compared to 12.4% reported last year
•Diluted net earnings per share were $0.74, as compared to $1.88 reported a year ago
•Adjusted diluted net earnings per share* were $0.95, as compared to $2.17 reported a year ago
•EBITDA* was $36.0 million with an EBITDA margin* of 11.7%
•Adjusted EBITDA* was $35.7 million with an adjusted EBITDA margin* of 11.6%
•Cash from operating activities was $19.8 million with adjusted free cash flow* of $11.3 million

Ziv Shoshani, Chief Executive Officer of VPG, commented, "2024 proved to be a challenging year, as we faced macro and cyclical headwinds. Nonetheless, orders in the fourth fiscal quarter of $72.4 million grew 5.5% sequentially resulting in a book-to-bill ratio of 1.00. This marked the first fiscal quarter of sequential bookings growth in six quarters, driven by our Sensors and Weighing Solutions segments which achieved book-to-bill ratios above 1.00 and their highest bookings level in 2024. We continue to focus on our business development pipeline, and furthering our progress with key projects in industrial and medical robotics, data center and telecommunications applications, among others.
Our fourth-fiscal quarter results included approximately $700 thousand in one-time costs, primarily related to R&D projects and operational fixed costs. As we continue to adjust our costs to current revenue levels and implement ongoing cost-savings initiatives, we are positioned to deliver significant operating leverage as revenues strengthen. The integration of Nokra, the precision measurement business that we acquired on September 30, 2024, is on track. Our strong balance sheet and net cash position give us a solid platform as we continue to look to acquire additional high-quality businesses."
The Company's fourth fiscal quarter 2024 net earnings attributable to VPG stockholders were $0.8 million, or $0.06 per diluted share, compared to $4.2 million, or $0.31 per diluted share, in the fourth fiscal quarter of 2023.
In the fiscal year ended December 31, 2024, net earnings attributable to VPG stockholders were $9.9 million, or $0.74 per diluted share, compared to $25.7 million, or $1.88 per diluted share, in the fiscal year ended December 31, 2023.

The fourth fiscal quarter 2024 adjusted net earnings* attributable to VPG stockholders were $0.4 million, or $0.03 per diluted share, compared to adjusted net earnings* attributable to VPG stockholders of $8.2 million, or $0.61 per diluted share, for the comparable prior year period.
In the fiscal year ended December 31, 2024, adjusted net earnings* attributable to VPG stockholders were $12.7 million, or $0.95 per diluted share, compared to adjusted net earnings* attributable to VPG stockholders of $29.7 million, or $2.17 per diluted share, for the comparable prior year period.
Segment Performance
The Sensors segment revenues of $25.8 million in the fourth fiscal quarter of 2024 decreased 24.8% from the prior year of $34.3 million and decreased 8.7% sequentially from $28.2 million in the third quarter of 2024. The year-over-year decrease in revenues was primarily attributable to lower sales of precision resistors in the Test & Measurement market and lower sales of advanced sensors in our Other markets for consumer applications. Sequentially, the decline in revenues primarily reflected lower sales of advanced sensors in our Other markets for consumer applications and lower precision resistor sales in the Test and Measurement market.
Gross profit margin for the Sensors segment of 32.0% for the fourth fiscal quarter of 2024 was lower compared to 40.2% in the fourth fiscal quarter of 2023, and higher compared to 31.0% in the third fiscal quarter of 2024. The year-over-year decline in gross profit margin was primarily due to lower volume and unfavorable product mix, which was partially offset by improved manufacturing efficiencies. Sequentially, the increase in gross profit margin was primarily due to improved manufacturing efficiencies, which offset the impact of lower volume.
The Weighing Solutions segment revenues of $25.7 million in the fourth fiscal quarter of 2024 decreased 15.4% from $30.4 million in the prior year and increased 2.2% from $25.2 million in the third fiscal quarter of 2024. The year-over-year decline in revenues was primarily attributable to lower revenues in our Other markets from OEM customers for precision agriculture and construction applications and lower revenues in the Transportation and General Industrial markets. The sequential increase in revenues reflected higher revenue in our Industrial Weighing market and in our Other markets, which offset lower revenue in the Transportation market.
Gross profit margin for the Weighing Solutions segment of 34.1% for the fourth fiscal quarter of 2024 declined compared to 35.6% in the fourth fiscal quarter of 2023, and was lower than 35.1% in the third fiscal quarter of 2024. The year-over-year decline in gross profit margin was primarily due to lower volume. Sequentially, the decrease in gross profit margin was primarily due to higher materials costs and a reduction in inventory which offset higher volume.
The Measurement Systems segment revenues in the fourth fiscal quarter of 2024 of $21.2 million decreased 14.8% from $24.8 million in the prior year and declined 5.3% sequentially from $22.4 million in the third fiscal quarter of 2024. The year-over-year decline in revenues was primarily attributable to lower sales of Dynamic Systems Inc. ("DSI") and Diversified Technical Systems, Inc. ("DTS") products. The sequential decline in revenue was primarily attributable to lower sales of DSI products, which was partially offset by the added revenue related to the acquisition of Nokra Optische Prüftechnik und Automation ("Nokra") on September 30, 2024.
Gross profit margin for the Measurement Systems segment in the fourth fiscal quarter of 2024 was 50.9%, compared to 56.0% in the same quarter of 2023, and 56.8% in the third fiscal quarter of 2024. After adjusting for purchasing accounting impacts related to the DSI, DTS and Nokra acquisitions, adjusted gross margin for the fourth fiscal quarter of 2024 was 51.2% compared to 56.1% in the fourth fiscal quarter of 2023 and 56.8% in the third fiscal quarter of 2024. Year-over-year, the decline in adjusted gross profit margin* was primarily due to lower volume. Sequentially, the lower adjusted gross profit margin* in the fourth quarter of 2024 reflected lower volume and unfavorable product mix.

Near-Term Outlook
“For the first fiscal quarter of 2025 at constant fourth fiscal quarter 2024 exchange rates, we expect net revenues to be in the range of $70 million to $76 million,” said Mr. Shoshani.

*Use of Non-GAAP Financial Information
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the Nokra, DTS and DSI acquisitions. We define "adjusted operating margin" as operating margin before purchase accounting adjustment related to the Nokra, DTS and DSI acquisitions, acquisition costs, and restructuring costs and severance costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustment related to the Nokra, DTS and DSI acquisitions, acquisition costs, restructuring costs and severance costs, foreign currency exchange gains and losses, and associated tax effects. We define "EBITDA" as earnings before interest, taxes, depreciation, and amortization. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization before purchase accounting adjustment related to the Nokra, DTS and DSI acquisitions, acquisition costs, restructuring costs and severance costs, and foreign currency exchange gains and losses.
"Adjusted free cash flow" for the fourth fiscal quarter of 2024 is defined as the amount of cash generated from operating activities ($6.8 million), in excess of our capital expenditures ($2.2 million), net of proceeds, if any, from the sale of assets ($0.02 million). "Adjusted free cash flow" for the fiscal year of 2024 is defined as the amount of cash generated from operating activities ($19.8 million) in excess of our capital expenditures ($9.2 million), net of proceeds, if any, from the sale of assets ($0.7 million).

Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q.

Conference Call and Webcast
A conference call is scheduled for Wednesday, February 12, 2025 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-833-470-1428 or internationally +1-404-975-4839 and use passcode 029591, or log on to the investor relations page of the VPG website at ir.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-866-813-9403 or internationally +44-204-525-0658 and using the passcode 703783. The replay will also be available on the investor relations page of the VPG website at ir.vpgsensors.com for a limited time.

About VPG
Vishay Precision Group, Inc. (VPG) is a leader in precision measurement sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive.
To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.

Forward-Looking Statements
From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; impact of inflation; potential issues respecting the United States federal government debt ceiling; global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, and health (including pandemics) instabilities; instability caused by military hostilities in the regions or countries in which we operate (including Israel); difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; significant developments from the recent and potential changes in tariffs and trade regulation; our ability to execute our new corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
info@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	December 31, 2024	December 31, 2023
Net revenues	$72,653	$89,528
Costs of products sold	44,882	51,032
Gross profit	27,771	38,496
Gross profit margin	38.2%	43.0%

Selling, general, and administrative expenses	27,273	26,356
Acquisition costs	101	—
Restructuring costs	198	129
Operating income	199	12,011
Operating margin	0.3%	13.4%

Other income (expense):
Interest expense	(587)	(779)
Other	2,297	(2,509)
Other income (expense) - net	1,710	(3,288)

Income before taxes	1,910	8,723

Income tax expense	1,222	4,403

Net earnings	688	4,320
Less: net (loss) earnings attributable to noncontrolling interests	(80)	93
Net earnings attributable to VPG stockholders	$768	$4,227

Basic earnings per share attributable to VPG stockholders	$0.06	$0.31
Diluted earnings per share attributable to VPG stockholders	$0.06	$0.31

Weighted average shares outstanding - basic	13,239	13,509
Weighted average shares outstanding - diluted	13,252	13,604

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Years ended
	December 31, 2024	December 31, 2023
Net revenues	$306,522	$355,048
Costs of products sold	180,990	204,706
Gross profit	125,532	150,342
Gross profit margin	41.0%	42.3%

Selling, general, and administrative expenses	107,505	106,828
Acquisition costs	101	—
Restructuring costs	1,062	1,560
Operating income	16,864	41,954
Operating margin	5.5%	11.8%

Other income (expense):
Interest expense	(2,512)	(3,974)
Other	3,212	456
Other income (expense) - net	700	(3,518)

Income before taxes	17,564	38,436

Income tax expense	7,730	12,426

Net earnings	9,834	26,010
Less: net (loss) earnings attributable to noncontrolling interests	(77)	303
Net earnings attributable to VPG stockholders	$9,911	$25,707

Basic earnings per share attributable to VPG stockholders	$0.74	$1.89
Diluted earnings per share attributable to VPG stockholders	$0.74	$1.88

Weighted average shares outstanding - basic	13,353	13,574
Weighted average shares outstanding - diluted	13,385	13,653

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$79,272	$83,965
Accounts receivable	51,200	56,438
Inventories:
Raw materials	33,013	33,973
Work in process	27,187	26,594
Finished goods	23,960	27,572
Inventories	84,160	88,139
Prepaid expenses and other current assets	17,088	14,520
Assets held for sale	5,229	—
Total current assets	236,949	243,062

Property and equipment:
Land	2,316	4,154
Buildings and improvements	68,125	72,952
Machinery and equipment	132,938	131,738
Software	10,351	9,619
Construction in progress	11,246	11,379
Accumulated depreciation	(145,475)	(139,206)
Property and equipment, net	79,501	90,636

Goodwill	46,819	45,734

Intangible assets, net	41,815	44,634
Operating lease right-of-use assets	24,316	26,953
Other assets	21,535	20,547
Total assets	$450,935	$471,566

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2024	December 31, 2023
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$9,890	$11,698
Payroll and related expenses	18,546	18,971
Other accrued expenses	19,725	22,427
Income taxes	880	4,524
Current portion of operating lease liabilities	3,998	4,004
Total current liabilities	53,039	61,624

Long-term debt	31,441	31,856
Deferred income taxes	3,779	3,490
Operating lease liabilities	19,928	22,625
Other liabilities	14,193	14,770
Accrued pension and other postretirement costs	6,695	7,276
Total liabilities	129,075	141,641

Commitments and contingencies

Equity:
Common stock	1,336	1,330
Class B convertible common stock	103	103
Treasury stock	(25,335)	(17,460)
Capital in excess of par value	202,783	202,672
Retained earnings	191,977	182,066
Accumulated other comprehensive loss	(48,897)	(38,869)
Total Vishay Precision Group, Inc. stockholders' equity	321,967	329,842
Noncontrolling interests	(107)	83
Total equity	321,860	329,925
Total liabilities and equity	$450,935	$471,566

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Cash Flows
(Unaudited - In thousands)
	Years ended
	December 31, 2024	December 31, 2023
Operating activities
Net earnings	$9,834	$26,010
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	15,805	15,550
Loss (gain) on disposal of property and equipment	(148)	75
Gain on sale of short term investment	—	(14)
Share-based compensation expense	971	2,290
Inventory write-offs for obsolescence	2,352	2,099
Deferred income taxes	(972)	(156)
Foreign currency impacts and other items	(3,147)	660
Net changes in operating assets and liabilities, net of acquisition:
Accounts receivable	3,244	3,794
Inventories	2,139	(4,898)
Prepaid expenses and other current assets	(3,023)	4,172
Trade accounts payable	(416)	(2,658)
Other current liabilities	(5,634)	56
Other non current assets and liabilities, net	(760)	439
Accrued pension and other postretirement costs, net	(430)	(1,526)
Net cash provided by operating activities	19,815	45,893
Investing activities
Capital expenditures	(9,163)	(15,154)
Proceeds from sale of property and equipment	671	40
Purchase of short term investment	—	(1,000)
Proceeds from sale of short term investment	—	1,014
Purchase of business	(4,409)	—
Net cash used in investing activities	(12,901)	(15,100)
Financing activities
Debt issuance costs	(569)	—
Payments on revolving facility	—	(29,000)
Purchase of treasury stock	(7,816)	(5,915)
Distributions to noncontrolling interests	(113)	(195)
Payment of excise tax on net share repurchases	(41)	—
Payments of employee taxes on certain share-based arrangements	(860)	(825)
Net cash used in financing activities	(9,399)	(35,935)
Effect of exchange rate changes on cash and cash equivalents	(2,208)	545
Decrease in cash and cash equivalents	(4,693)	(4,597)
Cash and cash equivalents at beginning of year	83,965	88,562
Cash and cash equivalents at end of year	$79,272	$83,965

Supplemental disclosure of investing transactions:
Capital expenditures accrued but not yet paid	$949	$2,317
Supplemental disclosure of financing transactions:
Excise tax on net share repurchases accrued but not yet paid	$60	$41

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands except per share data)
	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Fiscal Year Ended December 31,	2024	2023	2024	2023	2024	2023	2024	2023
As reported - GAAP	$125,532	$150,342	$16,864	$41,954	$9,911	$25,707	0.74	$1.88
As reported - GAAP Margins	41.0%	42.3%	5.5%	11.8%
Acquisition purchase accounting adjustments	79	335	79	335	79	335	0.01	0.02
Acquisition costs	—	—	101	—	101	—	0.01	—
Restructuring costs	—	—	1,062	1,560	1,062	1,560	0.08	0.11
Severance cost	—	—	347		347
Foreign exchange (gain)/loss	—	—	—	—	(1,879)	822	(0.14)	0.06
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	(3,079)	(1,245)	(0.24)	(0.10)
As Adjusted - Non GAAP	$125,611	$150,677	$18,453	$43,849	$12,700	$29,669	$0.95	$2.17
As Adjusted - Non GAAP Margins	41.0%	42.4%	6.0%	12.4%

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Fiscal Quarter Ended December 31,	2024	2023	2024	2023	2024	2023	2024	2023
As reported - GAAP	$27,771	$38,496	$199	$12,011	$768	$4,227	0.06	$0.31
As reported - GAAP Margins	38.2%	43.0%	0.3%	13.4%
Acquisition purchase accounting adjustments	79	31	79	31	79	31	0.01	—
Acquisition costs	—	—	101	—	101	—	0.01	—
Restructuring costs	—	—	198	129	198	129	0.01	0.01
Foreign exchange (gain)/loss	—	—	—	—	(1,913)	2,961	(0.15)	0.21
Severance cost	—	—	—	—	—	—	—	—
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	(1,167)	(887)	(0.10)	(0.08)
As Adjusted - Non GAAP	$27,850	$38,527	$577	$12,171	$400	$8,235	$0.03	$0.61
As Adjusted - Non GAAP Margins	38.3%	43.0%	0.8%	13.6%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	December 31, 2024	December 31, 2023	September 28, 2024
Sensors
As reported - GAAP	$8,229	$13,761	$8,730
As reported - GAAP Margins	32.0%	40.2%	31.0%
As Adjusted - Non GAAP	$8,229	$13,761	$8,730
As Adjusted - Non GAAP Margins	32.0%	40.2%	31.0%

Weighing Solutions
As reported - GAAP	$8,778	$10,834	$8,840
As reported - GAAP Margins	34.1%	35.6%	35.1%
As Adjusted - Non GAAP	$8,778	$10,834	$8,840
As Adjusted - Non GAAP Margins	34.1%	35.6%	35.1%

Measurement Systems
As reported - GAAP	$10,764	$13,906	$12,690
As reported - GAAP Margins	50.9%	56.0%	56.8%
Acquisition purchase accounting adjustments	79	31	—
As Adjusted - Non GAAP	$10,843	$13,937	$12,690
As Adjusted - Non GAAP Margins	51.2%	56.1%	56.8%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarter ended
	December 31, 2024	December 31, 2023	September 28, 2024
Net earnings attributable to VPG stockholders	$768	$4,227	$(1,351)
Interest Expense	587	779	648
Income tax expense	1,222	4,403	1,874
Depreciation	3,026	2,992	2,988
Amortization	1,007	999	925
EBITDA	6,610	$13,400	$5,084
EBITDA MARGIN	9.1%	15.0%	6.7%
Acquisition purchase accounting adjustments	79	31	—
Acquisition costs	101	—	—
Restructuring costs	198	129	82
Foreign exchange loss/(gain)	(1,913)	2,961	2,912
ADJUSTED EBITDA	5,075	16,521	8,078
ADJUSTED EBITDA MARGIN	7.0%	18.5%	10.7%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Year ended
	December 31, 2024	December 31, 2023
Net earnings attributable to VPG stockholders	$9,911	$25,707
Interest Expense	2,512	3,974
Income tax expense	7,730	12,426
Depreciation	12,022	11,798
Amortization	3,783	3,752
EBITDA	35,958	$57,657
EBITDA MARGIN	11.7%	16.2%
Acquisition purchase accounting adjustments	79	335
Acquisition costs	101	—
Restructuring costs	1,062	1,560
Severance cost	347	—
Foreign exchange (gain) loss	(1,879)	822
ADJUSTED EBITDA	35,668	60,374
ADJUSTED EBITDA MARGIN	11.6%	17.0%